UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2005

ARIZONA LAND INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Arizona	1-9900	86-0602478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 North 44th Street, Suite 100, Phoenix, Arizona	85018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 952-6800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Board of Directors of Arizona Land Income Corporation (the “Company”) has set the date of the Company’s Annual Meeting of Shareholders for December 16, 2005. The annual meeting will be held at 2:00 p.m. at the offices of the Company located at 2999 North 44th Street, Phoenix, Arizona. The Company’s Board of Directors has set the close of business on October 28, 2005 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. The Company must receive proposals, whether or not for possible inclusion in the proxy statement, relating to the annual meeting no later than November 7, 2005.

For the past several years, the Company has been liquidating its loan and land holdings and returning capital to its shareholders through regular and special dividends. On January 24, 2005, the Company announced that it had engaged Peacock, Hislop, Staley & Given, Inc., a financial advisor, to assist in developing and evaluating strategic alternatives available to the Company to enhance shareholder value. Alternatives that were being considered included a change of business plan for the Company, a merger or sale of the Company, a combination of these, or the decision to take no action other than the completion of the liquidation of the Company.

On March 28, 2005, the Company announced that it intended to postpone the date of its annual meeting of shareholders to allow management and the Company’s Board of Directors additional time to investigate and consider strategic alternatives available to the Company.

To date, the Company’s Board of Directors has not received a credible proposal relating to a potential transaction. Consequently, the Board of Directors has determined to convene the annual meeting of shareholders to comply with applicable law and the rules of the American Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA LAND INCOME CORPORATION

Date: November 3, 2005	By:	/s/ THOMAS R. HISLOP
	Name:	Thomas R. Hislop
	Title:	Chief Executive Officer and Chief Financial Officer